Exhibit 99.1

BERKSHIRE HATHAWAY INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE	November 6, 2021

Omaha, NE (BRK.A; BRK.B) –

Berkshire’s operating results for the third quarter and first nine months of 2021 and 2020 are summarized in the following paragraphs. However, we urge investors and reporters to read our 10-Q, which has been posted at www.berkshirehathaway.com. The limited information that follows in this press release is not adequate for making an informed investment judgment.

Earnings of Berkshire Hathaway Inc. and its consolidated subsidiaries for the third quarter and first nine months of 2021 and 2020 are summarized below. Earnings are stated on an after-tax basis. (Dollar amounts are in millions, except for per share amounts).

	Third Quarter		First Nine Months
	2021	2020	2021	2020
Net earnings attributable to Berkshire shareholders	$10,344	$30,137	$50,149	$6,686

Net earnings includes:
Investment and derivative gains/losses –
Investments(1)	3,823	24,771	29,363	1,271
Derivatives	55	(34)	616	(506)

	3,878	24,737	29,979	765
Impairments of intangible assets(2)	—	(78)	—	(10,980)
Operating earnings	6,466	5,478	20,170	16,901

Net earnings attributable to Berkshire shareholders	$10,344	$30,137	$50,149	$6,686

Net earnings per average equivalent Class A Share	$6,882	$18,994	$33,025	$4,160
Net earnings per average equivalent Class B Share	$4.59	$12.66	$22.02	$2.77
Average equivalent Class A shares outstanding	1,503,013	1,586,698	1,518,513	1,607,041
Average equivalent Class B shares outstanding	2,254,518,838	2,380,046,304	2,277,769,582	2,410,561,550

Note: Per share amounts for the Class B shares are 1/1,500th of those shown for the Class A.

(1)

Generally Accepted Accounting Principles (“GAAP”) require that we include the changes in unrealized gains/losses of our equity security investments as a component of investment gains/losses in our earnings statements. In the table above, investment gains/losses in 2021 include after-tax gains of $3.1 billion in the third quarter and $26.9 billion in the first nine months and in 2020 include $22.4 billion in the third quarter and $2.3 billion in the first nine months due to changes during the third quarter and the first nine months in the unrealized gains that existed in our equity security investment holdings. Investment gains/losses in 2021 also include after-tax realized gains on sales of investments of $757 million in the third quarter and $2.4 billion in the first nine months and in 2020 include $3.1 billion during the third quarter and $552 million during the first nine months.

The amount of investment gains/losses in any given quarter is usually meaningless and delivers figures for net earnings per share that can be extremely misleading to investors who have little or no knowledge of accounting rules.

(2)

Impairments of intangible assets in the first nine months of 2020 include charges of $9.8 billion recorded in the second quarter attributable to impairments of goodwill and certain identifiable intangible assets that were recorded in connection with Berkshire’s acquisition of Precision Castparts Corp. in 2016.

An analysis of Berkshire’s operating earnings follows (dollar amounts are in millions).

	Third Quarter		First Nine Months
	2021	2020	2021	2020
Insurance-underwriting	$(784)	$(213)	$356	$956
Insurance-investment income	1,161	1,015	3,588	3,769
Railroad, utilities and energy	3,034	2,742	7,244	6,257
Other businesses	2,706	2,346	8,329	5,833
Other	349	(412)	653	86

Operating earnings	$6,466	$5,478	$20,170	$16,901

Approximately $7.6 billion was used to repurchase Berkshire shares during the third quarter bringing the nine month total to approximately $20.2 billion. On September 30, 2021 there were 1,493,097 Class A equivalent shares outstanding. At September 30, 2021, insurance float (the net liabilities we assume under insurance contracts) was approximately $145 billion, an increase of $7 billion since yearend 2020.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included herein.

Berkshire presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use Berkshire’s financial information. That presentation includes the use of certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Berkshire shows operating earnings defined as net earnings exclusive of investment and derivative gains/losses and impairments of goodwill and intangible assets.

Although the investment of insurance and reinsurance premiums to generate investment income and investment gains or losses is an integral part of Berkshire’s operations, the generation of investment gains or losses is independent of the insurance underwriting process. Moreover, as previously described, under applicable GAAP accounting requirements, we are required to include the changes in unrealized gains/losses of our equity security investments as a component of investment gains/losses in our periodic earnings statements. In sum, investment gains/losses for any particular period are not indicative of quarterly business performance.

About Berkshire

Berkshire Hathaway and its subsidiaries engage in diverse business activities including insurance and reinsurance, utilities and energy, freight rail transportation, manufacturing, retailing and services. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

Cautionary Statement

Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

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Contact

Marc D. Hamburg

402-346-1400